Exhibit 99.1

Q4 2018 Zynga Quarterly Earnings Letter February 6, 2019`

Dear Shareholders,

We look forward to discussing our Q4 and 2018 full year results during today’s earnings call at 2:00 p.m. PT. Our quarterly earnings letter below details our Q4 and 2018 performance, as well as our outlook for Q1 and growth opportunities for 2019 and beyond. Please note that we manage our business based on topline measures including revenue, which is composed of the change in deferred revenue and bookings. Revenue and the change in deferred revenue are both directly affected by bookings results, and management utilizes bookings as a primary topline measure to help inform their decisions.

Executive Summary

We finished 2018 strong, delivering Q4 results ahead of our raised guidance and surpassing our near-term margin goal for the second consecutive quarter. Our better than expected results were driven by record mobile revenue and bookings from Words With Friends, Merge Dragons! and CSR2 as well as effective cost management. We also delivered our highest quarterly operating cash flow since Q4 2011.

Zynga’s turnaround is now complete and we are well positioned for significant growth in 2019 and beyond.

We are beginning 2019 with a robust mobile live service portfolio, anchored by our forever franchises, which we have grown from three – Words With Friends, Zynga Poker and CSR2 – to five, with the addition of Merge Dragons! and Empires & Puzzles. In 2019, we will grow this live service portfolio by delivering innovative bold beats, including new content and game play modes, designed to engage and attract current, lapsed and new audiences.

Building upon this live service foundation, we have exciting new games under development featuring owned intellectual properties (IPs) and strategic licenses which include CityVille, FarmVille, Game of Thrones™, Harry Potter™ and Star Wars™. We’ll begin launching games from this pipeline in the second half of 2019, which will further enhance our growth potential in 2020 and beyond. In addition, we continue to explore growth through emerging technologies and platforms as well as opportunities to add talent and franchises to our portfolio through acquisitions.

Q4 Highlights

•	Delivered Q4 results ahead of our raised guidance across key financial measures.
•	Revenue of $249 million, up 7% year-over-year. Bookings of $267 million, up 19% year-over-year.
•	Best mobile revenue and bookings performance in Zynga history; mobile revenue of $228 million, up 12% year-over-year, and mobile bookings of $248 million up 26% year-over-year.
•	Record mobile online game – or mobile user pay – revenue of $158 million, up 8% year-over-year and mobile user pay bookings of $179 million, up 28% year-over-year.
•	Record mobile advertising quarter with mobile advertising revenue of $69 million, up 23% year-over-year and mobile advertising bookings of $69 million, up 20% year-over-year.
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Our topline outperformance was driven by record mobile performances from Words With Friends, Merge Dragons! and CSR2, as well as the launch of Wonka’s World of Candy. This was partially offset by softness in Zynga Poker.

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Improved operating leverage while continuing to invest in our live services and new game pipeline; GAAP operating expenses at 66% of revenue, down from 69% of revenue in Q4 2017, and non-GAAP operating expenses at 53% of bookings, down from 58% of bookings in Q4 2017.

•	Surpassed our near-term margin goal for the second consecutive quarter.
•	Operating cash flow of $90 million, our best performance since Q4 2011, up 241% year-over-year.

2018 Highlights

•	Revenue of $907 million, up 5% year-over-year. Bookings of $970 million, up 14% year-over-year.
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Record mobile performance with mobile revenue of $816 million, up 10% year-over-year, and mobile bookings of $883 million, up 19% year-over-year, driven by solid mobile user pay and mobile advertising.

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Our bold beat strategy drove deeper engagement with our players, contributing to double-digit year-over-year mobile revenue and bookings growth collectively across Words With Friends, Zynga Poker and CSR2.

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Expanded our new game pipeline featuring owned IPs, including CityVille, FarmVille and new titles from Gram Games and Small Giant Games, as well as strategic licenses including Game of Thrones™, Harry Potter™ and Star Wars™.

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Improved our operating leverage while investing in our live services and new game pipeline; GAAP operating expenses at 66% of revenue, down from 67% of revenue in 2017, and non-GAAP operating expenses at 53% of bookings, down from 58% of bookings a year ago.

•	Delivered another profitable year with net income of $15 million, down $11 million year-over-year.
•	Surpassed our near-term margin goal in both Q3 and Q4.
•	Grew operating cash flow to $168 million, up 78% year-over-year.
•	Established voting rights parity for all Zynga shareholders by converting from a multi-class to a single class share structure.
•	Completed our existing $200 million share repurchase program at an average price of $2.99 per share and initiated a new $200 million share repurchase program in April.
•	Completed the acquisition of Gram Games and executed an agreement to acquire Small Giant Games, effective January 1, 2019.

2018 Bold Beat Highlights Legends in CSR2 Solo Challenge in Words With Friends World Poker Tour in Zynga Poker Winter Event in Merge Dragons!

Financials

In Q4, revenue was $249 million, above our raised guidance by $6 million and up $15 million or 7% year-over-year on strong bookings growth offset partially by a net increase in deferred revenue. Bookings were $267 million, beating our raised guidance by $7 million and an increase of $43 million or 19% year-over-year.

We had a net increase in deferred revenue of $19 million versus our raised guidance of a net increase of $17 million and a net release of $9 million in the prior year quarter. The year-over-year difference in the change in deferred revenue represents a $28 million decrease in the year-over-year increase in revenue.

	Q4’18 Actuals	Q4’17 Actuals	Variance $ (Y/Y)	Variance % (Y/Y)	Q4’18 Guidance (3)	Variance $ (Guidance)	Variance % (Guidance)
($ in millions)
Revenue	$249	$233	$15	7%	$243	$6	2%
Net income (loss)	$1	$13	($12)	(96%)	($2)	$2	NM

Bookings	$267	$224	$43	19%	$260	$7	3%
Adjusted EBITDA (1)	$37	$47	($9)	(20%)	$33	$4	12%

Net release of (increase in) deferred revenue (2)	($19)	$9	($28)	NM	($17)	($2)	9%

Note: Certain measures as presented differ due to the impact of rounding

(1)   Adjusted EBITDA includes the net release of (increase in) deferred revenue.

(2)   For clarity, a net release of deferred revenue results in revenue being higher than bookings and is a positive impact to Adjusted EBITDA as reported; a net increase in deferred revenue results in revenue being lower than bookings and is a negative impact to Adjusted EBITDA as reported.

(3)   Raised guidance as communicated in our December 20, 2018 8-K filing announcing our Small Giant Games acquisition.

In the quarter, mobile revenue grew 12% year-over-year and mobile bookings were up 26% year-over-year. Mobile now represents 92% of total revenue versus 87% a year ago and 93% of total bookings versus 88% in Q4 2017. Mobile user pay revenue increased 8% year-over-year, while mobile user pay bookings were up 28% year-over-year. Our mobile average daily active users (DAUs) grew by 6% year-over-year and mobile average monthly active users (MAUs) decreased by 1%.

We delivered a record mobile advertising quarter for Zynga with mobile advertising revenue up 23% year-over-year and mobile advertising bookings up 20% year-over-year. This performance was primarily driven by increased player engagement in Words With Friends, advertising network optimizations, as well as full quarter contributions from Casual Cards and Gram Games.

In Q4, we surpassed our near-term margin goal for the second consecutive quarter. The stronger than expected performance was driven by advertising and holiday bold beats, as well as the phasing of a portion of our new game development costs to 2019, which more than offset the dilutive impact of the launch of Wonka’s World of Candy.

GAAP operating expenses were 66% of revenue – down from 69% of revenue in Q4 2017 – and non-GAAP operating expenses were 53% of bookings – down from 58% of bookings a year ago.

We delivered $1 million in net income in Q4, $2 million better than our raised guidance and a decline of $12 million year- over-year. Adjusted EBITDA was $37 million, exceeding our raised guidance by $4 million, and representing a decrease of $9 million year-over-year. The year-over-year difference in change in deferred revenue represents a $28 million decrease in the year-over-year change in net income and Adjusted EBITDA.

We generated operating cash flow of $90 million, our best performance since Q4 2011, up 241% year-over-year.

$ in millions

Mobile Revenue Mobile Revenue % of Total 87% 92% $204 $228 Q4’17 Q4’18 Mobile Bookings Mobile Bookings % of Total 88% 93% $197 $248 Q4’17 Q4’18 Operating Cash Flow$26 $90 Q4’17 Q4’18

Product

Across our live services, we remain focused on our bold beat strategy which is designed to consistently drive deeper engagement with our players. In Q4, this resulted in record mobile revenue and bookings from Words With Friends, Merge Dragons!, and CSR2.

Words With Friends achieved another record quarter, with mobile revenue up 17% year-over-year and mobile bookings up 19% year-over-year as a result of strong advertising performance and continued growth in user pay monetization. One year following the launch of Words With Friends 2, our new game play modes and customizable features – including Solo Challenge, Lightning Round, Boosts and Tile Styles – continue to drive player engagement. This holiday season, players also enjoyed seasonal themed events such as Fall Leaves and Cozy Sweater Contest. Looking ahead to Q1, Words With Friends 2 is beta testing a new bold beat, Words With Friends LIVE. This real-time, word trivia show with a live host brings players together every night to test their word-knowledge for a chance to win real-world rewards and enhance their core game experience. Throughout the year, we will also introduce new achievements for players to attain word mastery and win more in-game rewards.

Merge Dragons! accomplished its best revenue and bookings quarter in franchise history with revenue up 132% sequentially and bookings up 64% sequentially. This strength was driven by a robust series of bold beats including a holiday-themed Toy event and the roll out of a new Friends feature. Based on the game’s exceptional Q4 performance and momentum entering 2019, Merge Dragons! is now a forever franchise. The game continues to attract new audiences efficiently through paid user acquisition and is expected to be one of our fastest growing franchises in 2019.

CSR2 also delivered its highest mobile revenue and bookings quarter ever with mobile revenue up 4% year-over-year and mobile bookings up 6% year-over-year. Our recently introduced bold beat, Legends, is off to a good start and is engaging players as they collect and restore classic cars. As we look ahead, Q1 will include a series of events featuring cars from the renowned Formula Italia collection including the Lamborghini Centenario Roadster Ad Personam and Pagani Zonda Revolución. Later in 2019, we’re also excited to bring back our partnership with Universal Brand Development for new Fast & Furious themed events in addition to launching new ways for players to compete individually and as part of a crew.

In Q4, Zynga Poker’s mobile revenue was down 7% year-over-year and mobile bookings were down 14% year-over-year. The game continues to recover from platform changes Facebook made in 2018, in addition to adjustments to its in-game economy. Despite these challenges, Zynga Poker’s mobile revenue and bookings in 2018 were in-line with its phenomenal 2017 performance, and player engagement within the game remains strong. In 2019, our teams plan to introduce a number of new events and tournament modes to give players more ways to compete, in addition to new features to enhance player onboarding and progression.

While our Social Slots portfolio’s mobile revenue was down 1% year-over-year and mobile bookings were flat year-over- year, Hit It Rich! Slots and Wizard of Oz Slots continue to deliver year-over-year mobile revenue and bookings growth. This was driven by the introduction of our unique bold beat Weekly Race in Hit It Rich! Slots. In Q1, Wizard of Oz Slots will feature a new month-long collectible event that presents players with a fun and exciting way to win more in-game rewards, in addition to more new features and updates across our Social Slots portfolio throughout 2019.

In November, we successfully launched our first Match-3 mash up title, Wonka’s World of Candy. The game is delivering on quality with an average 4.8-star rating on the Apple App Store. Player feedback has been positive with high engagement around unique events such as Golden Eggs Streak, Gingerbread Race and Fizzy Bubble Burst which provide more opportunities to earn extra boosts, rewards and prizes. We expect the title to ramp over the next few quarters as we introduce new expansion features and events to continue to attract and entertain players.

Q4 Advertising

In Q4, we achieved record advertising revenue and bookings with advertising revenue of $72 million, up 21% year-over-year and advertising bookings of $71 million, up 19% year-over-year. Our strong performance was driven by increased player engagement in Words With Friends, advertising network optimizations, as well as full quarter contributions from Casual Cards and Gram Games.

$ in millions Advertising Revenue Advertising Revenue % of Total 25% 29% $59 $72 Q4’17 Q4’18 Advertising Bookings Advertising Bookings % of Total 27% 27% $60 $71 Q4’17 Q4’18

Looking ahead, while we anticipate the digital advertising market will remain competitive in 2019, we expect to grow our mobile advertising revenue and bookings in the low double-digits through further optimizations and inventory expansion across our live services and new game launches. We continue to see opportunities to further enhance our advertising network through strategic partnerships, brand advertising and product innovations within our games, while also delivering higher quality experiences across all advertising formats.

Q4 Player Metrics

	Three Months Ended
users and payers in millions	December 31, 2018	September 30, 2018	December 31, 2017	Q4'18 Q/Q	Q4'18 Y/Y

Average daily active users (DAUs) (1)(2)	22	22	22	0%	4%
Average mobile DAUs (1)	21	20	20	1%	6%
Average web DAUs (1)(2)	1	2	2	(9%)	(20%)

Average monthly active users (MAUs) (1)(2)	85	87	86	(2%)	(2%)
Average mobile MAUs (1)	76	78	76	(2%)	(1%)
Average web MAUs (1)(2)	9	9	10	(3%)	(11%)

Average daily bookings per average DAU (ABPU)	$0.130	$0.121	$0.113	7%	15%
Average monthly unique users (MUUs) (3)	49	52	49	(5%)	(1%)
Average monthly unique payers (MUPs) (3)	1.1	1.0	1.2	2%	(9%)
Payer conversion (3)	2.2%	2.0%	2.4%	8%	(8%)

(1) We do not have the third party network login data to link an individual who has played under multiple user accounts and accordingly, actual DAU and MAU may be lower than reported due to the potential duplication of these individuals. Specifically, for the fourth and third quarters of 2018, DAUs and MAUs incrementally include Solitaire, our Facebook Instant Games, the casual card games acquired in December 2017 and games acquired from Gram Games in May 2018; for the fourth quarter of 2017, DAUs and MAUs incrementally include Daily Celebrity Crossword, Solitaire, our Facebook Instant Games and the casual card games acquired in December 2017.

(2) Zynga Poker web DAUs and MAUs reported for the fourth quarter of 2018 – which are a component of total company DAUs and MAUs – represent the average of player activity for October and November only. We have excluded December due to an increased volume of apparent player activity that we were unable to reliably validate and de-duplicate. These challenges are particularly present in our web-based games, which are becoming an increasingly smaller portion of our overall operations and financial results, as these games are more susceptible than mobile platforms from attempts to replicate legitimate player activity.

(3) For the fourth and third quarters of 2018, MUUs and MUPs exclude Solitaire, our Facebook Instant Games, casual card games acquired in December 2017 and games acquired from Gram Games in May 2018; further, for the fourth quarter of 2018, MUUs reported represent the average of player activity for October and November only. We have excluded December from our fourth quarter 2018 reporting due to the reasons discussed in footnote (2), as we are unable to reliably validate and de-duplicate Zynga Poker web players for this period.  For the fourth quarter of 2017, MUUs and MUPs exclude Daily Celebrity Crossword, Solitaire, our Facebook Instant Games and the casual card games acquired in December 2017. These games are excluded to avoid potential double counting of MUUs and MUPs as our systems are unable to distinguish whether a player of these games is also a player of the Company’s other games during the applicable time periods.

Please note, moving forward we plan to no longer publish certain audience metrics as a part of our earnings materials as many are becoming less representative of, and less relevant to, total company performance. Specifically, we are evaluating our unique audience metrics, which exclude audiences from our recent acquisitions and chat games given the inability to identify and de-duplicate players across data systems, and web audience metrics, which accounts for an increasingly smaller portion of the total company.

Capital Allocation

As of December 31, 2018, we held $581 million of cash, cash equivalents and short-term investments and had $100 million of debt outstanding on our $200 million revolving credit facility. We also have $174 million of capacity remaining in our current share repurchase program.

Effective as of January 1, 2019, we closed our acquisition of Small Giant Games for $364 million in cash and $231 million of equity.

We are currently assessing a number of actions to increase our cash reserves to further fund growth through acquisitions. These actions include a potential sale-leaseback of our San Francisco building as well as additional debt financing alternatives.

2019 & Beyond

For the full year of 2019, we expect to deliver $1.15 billion in revenue, up $243 million or 27% year-over-year, with bookings of $1.35 billion, up $380 million or 39% year-over-year, offset by a net increase in deferred revenue of $200 million, up $138 million or 221% year-over-year.

Our performance in 2019 will be primarily driven by our live service portfolio anchored by growth in our five forever franchises – Words With Friends, Empires & Puzzles, Zynga Poker, Merge Dragons! and CSR Racing. We have a highly diversified portfolio of live services which we will grow through a steady cadence of innovative bold beats to deepen engagement for current players, bring back lapsed players, and attract new audiences.

Beginning 2019 with Five Forever Franchises

Building upon this live service foundation, we have an exciting pipeline of new games under development featuring owned IPs, including CityVille, FarmVille, and new titles from Gram Games and Small Giant Games, as well as strategic licenses including Game of Thrones™, Harry Potter™ and Star Wars™. Our goal with new game development is to create titles that have the potential to become new forever franchises. Our studios take a rigorous approach to engineering hits, which involves careful testing during soft launch to deliver long-term engagement for our players. We will begin launching games from this pipeline in the second half of 2019, which will further enhance our growth potential in 2020 and beyond.

We expect this topline performance will deliver the strongest mobile bookings growth in our company’s history.

We anticipate our bookings growth in 2019 to outpace revenue as we will initially defer bookings from our recent acquisition of Empires & Puzzles as well as new game launches in the second half of the year. We expect this to result in a $200 million net increase in deferred revenue which represents our largest build in this GAAP financial metric since 2010. While the release of this GAAP deferral will have a positive impact on revenue and profitability in future years, it represents a $200 million reduction in revenue, net income and Adjusted EBITDA in 2019.

We expect our topline performance to be similar in Q1 and Q2 driven primarily by our live services. In the second half of the year, we expect to layer in additional growth from our new game launches as well as a seasonal lift in advertising.

In 2019, we anticipate pressure on our gross margins due to a higher mix of user pay versus advertising, as well as an increase in royalties on licensed IP. In addition, we also plan to ramp development spend on our new game pipeline and invest in launch marketing on titles releasing in the second half of the year. These investments will modestly weigh on our overall operating margins in 2019 but deliver returns in future years.

We expect to grow operating cash flow in 2019, excluding the impact of tenant improvements.

Execution against our 2019 plan will position the company for continued growth in 2020 where we expect low double-digit revenue and bookings growth, with greater operating leverage as our live services growth in 2020 is further enhanced by a full year contribution from our 2019 new game launches. Over the next few years, we expect to make meaningful progress towards achieving margins more in-line with our peers on a like-for-like basis.

Q1 Guidance

•	Revenue of $240 million
•	Net increase in deferred revenue of $85 million
•	Bookings of $325 million
•	Net loss of $59 million
•	Adjusted EBITDA loss of $29 million

We expect Q1 to be a great start to 2019 driven by our mobile live services, further strengthened by our recent acquisition of Empires & Puzzles.

In Q1, we expect $240 million in revenue, up $32 million or 15% year-over-year, with bookings of $325 million, up $106 million or 48% year-over-year, offset by a net increase in deferred revenue of $85 million, up $74 million or 656% year-over-year.

Our bookings growth in Q1 will outpace revenue driven by the initial deferral of bookings from Empires & Puzzles and Wonka’s World of Candy, as well as continued bookings growth in Merge Dragons!. We expect this to result in an $85 million net increase in deferred revenue and our largest quarterly build for this GAAP metric since Q4 2009. While the release of this deferral will have a positive impact on revenue and profitability in future quarters, it represents an $85 million reduction to revenue, net income and Adjusted EBITDA in Q1.

Our Q1 bookings performance will be driven by our mobile live services, anchored by our five forever franchises. We expect the year-over-year growth in bookings to be primarily driven by full quarter contributions from Gram Games and Small Giant Games. We also expect the balance of our portfolio to grow, driven by Words With Friends, Wonka’s World of Candy and CSR2, partially offset by declines in Zynga Poker as well as web and older mobile games.

We expect a higher build in deferred revenue and an increase in the amortization of intangible assets from acquisitions to result in gross margins declining meaningfully year-over-year and sequentially. In addition, a stronger user pay mix and seasonally lower advertising in Q1 will further reduce gross margins on a sequential basis. Excluding these factors, our gross margins are comparable year-over-year.

We expect our GAAP operating expenses as a percentage of revenue to increase significantly year-over-year and sequentially due to the negative impact on revenue of the higher build in deferred revenue in Q1 2019, as well as the following impacts to Non-GAAP operating expenses.

We expect our Non-GAAP operating expenses to increase year-over year but remain flat as a percentage of bookings to the year ago period.

Given our recent acquisitions we expect our operating spend to be more heavily weighted to sales and marketing, offset by lower R&D and G&A expenses as a percentage of bookings. Specifically, we are investing a significantly higher percentage of bookings in sales and marketing on our key acquired titles, Merge Dragons! and Empires & Puzzles, both of which are in high growth mode.

We expect our Non-GAAP operating expenses as a percentage of bookings to increase sequentially primarily due to a ramp in investment against our new game pipeline as well as the Q1 lift in payroll costs.

Closing

Zynga’s turnaround is now complete. Our operating fundamentals are in place and we are entering 2019 with tremendous momentum.

As a leading free-to-play, live services developer and publisher on the largest and fastest-growing platform in the world, we are uniquely positioned to capitalize on the rapidly evolving gaming landscape at a time when demand for interactive digital experiences is reaching new highs.

Zynga has a highly diversified live service portfolio anchored by our five forever franchises – Words With Friends, Empires & Puzzles, Zynga Poker, Merge Dragons! and CSR Racing. We are focused on driving strong, predictable growth from this portfolio by delivering long-term player engagement through a steady cadence of innovative bold beats.

Building upon this robust live service foundation, we have exciting new games under development featuring owned IPs and strategic licenses which include CityVille, FarmVille, Game of Thrones™, Harry Potter™ and Star Wars™. We also expect exciting new titles from Gram Games and Small Giant Games to add to this pipeline. In addition, we will continue to explore growth through international and Android markets, emerging technologies and gaming platforms, as well as opportunities to add talent and new franchises to our portfolio through acquisitions.

Executing on this growth strategy will enable us to scale the business and drive significant topline growth and margin expansion over the coming years. It is an incredibly exciting time here at Zynga and we are confident in our ability to generate more value for players, employees and shareholders.

Sincerely,

Frank Gibeau Chief Executive Officer	Ger Griffin Chief Financial Officer

Forward-Looking Statements

This letter contains forward-looking statements, including those statements relating to our outlook for the full year and first quarter of 2019 under the headings “2019 & Beyond” and “Q1 Guidance” and statements relating to, among other things: our operational performance and strategy, including our focus on live services, growth projections relating to our mobile forever franchises, and confidence in our ability to grow our business in 2019 and beyond; our plans to launch new games featuring (i) owned IP, including CityVille, FarmVille and titles from Gram Games and Small Giant Games, and (ii) titles based on strategic licenses, including Game of Thrones™, Harry Potter™ and Star Wars™, and enhance existing games with new features and updates; the success of new product and feature launches and other special events, and the investments related to introductions of new games and features; our expectations regarding the advertising market, including anticipated trends in that market; our assessment of actions to increase cash reserves for future acquisitions; our performance expectations regarding our legacy portfolio of web and older mobile games, including Zynga Poker and our Social Slots portfolio; and our ability and expectations to achieve financial projections, including revenue, deferred revenue, bookings, income, adjusted EBITDA, operating expenses, operating cash flow and margins.

Forward-looking statements often include words such as “outlook,” “projected,” “intend,” “will,” “anticipate,” “believe,” “target,” “expect,” “positioned,” and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Our actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance. Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof. We assume no obligation to update such statements. More information about factors that could affect our operating results are described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC's web site at www.sec.gov.

In addition, the preliminary financial results set forth in this letter are estimates based on information currently available to us. While we believe these estimates are meaningful, they could differ from the actual amounts that we ultimately report in our Annual Report on Form 10-K for the quarter and fiscal year ended December 31, 2018. We assume no obligation and do not intend to update these estimates prior to filing our Annual Report on Form 10-K.

Key Operating Metrics

We manage our business by tracking several operating metrics: “DAUs,” which measure daily active users of our games, “MAUs,” which measure monthly active users of our games, “ABPU,” which measures our average daily bookings per average DAU, and, to a lesser extent, “MUUs,” which measure monthly unique users of our games, “MUPs,” which measure monthly unique payers in our games, each of which is recorded and estimated by our internal analytics systems. The numbers for these operating metrics are estimated using internal company data based on tracking of user account activity. We also use information provided by third parties, including third party network logins provided by platform providers, to help us track whether a player logged in under two or more different user accounts is the same individual. We believe that the amounts are reasonable estimates of our user base for the applicable period of measurement; however, factors relating to user activity and systems may impact these numbers.

DAUs. We define DAUs as the number of individuals who played one of our games during a particular day. Under this metric, an individual who plays two different games on the same day is counted as two DAUs. We use information provided by third parties to help us identify individuals who play the same game to reduce this duplication. However, because we do not always have the third party network login data to link an individual who has played under multiple user accounts, a player may be counted as multiple DAUs. Average DAUs for a particular period is the average of the DAUs for each day during that period. We use DAUs as a measure of audience engagement.

MAUs. We define MAUs as the number of individuals who played one of our games in the 30-day period ending with the measurement date. Under this metric, an individual who plays two different games in the same 30-day period is counted as two MAUs. We use information provided by third parties to help us identify individuals who play the same game to reduce this duplication. However, because we do not always have the third party network login data to link an individual who has played under multiple user accounts, a player may be counted as multiple MAUs. Average MAUs for a particular period is the average of the MAUs at each month-end during that period. We use MAUs as a measure of total game audience size.

MUUs. We define MUUs as the number of individuals who played one or more of our games, which we were able to verify were played by the same individual in the 30-day period ending with the measurement date. An individual who plays more than one of our games in a given 30-day period would be counted as a single MUU to the extent we can verify that the games were played by the same individual. However, because we do not always have the third party network login data necessary to link an individual who has paid under multiple user accounts in a given 30-day period, an individual may be counted as multiple MUUs. Because many of our players play more than one game in a given 30-day period, MUUs are always equal to or lower than MAUs in any given time period. Average MUUs for a particular period is the average of the MUUs at each month end during that period. We use MUUs as a measure of total audience reach across our network of games.

MUPs. We define MUPs as the number of individuals who made a payment at least once during the applicable 30-day period through a payment method for which we can quantify the number of individuals, including payers from certain mobile games. MUPs does not include individuals who use certain payment methods for which we cannot quantify the number of unique payers. However, because we do not always have the third party network login data necessary to link an individual who has paid under multiple user accounts in a 30-day period, a player who has paid using multiple user accounts may be counted as multiple MUPs. MUPs are presented as an average of the three months in the applicable quarter. We use MUPs as a measure of the number of individuals who made payments across our network of games during a 30-day period.

ABPU. We define ABPU as our total bookings in a given period, divided by the number of days in that period, divided by, the average DAUs during the period. We believe that ABPU provides useful information to investors and others in understanding and evaluating our results in the same manner as management. We use ABPU as a measure of overall monetization across all of our players through the sale of virtual items and advertising.

Our business model our social games is designed so that, as there are more players that play our games, social interactions increase and the more valuable our games and our business become. All engaged players of our games help drive our bookings and, consequently, both online game revenue and advertising revenue. Virtual items are purchased by players who are socializing with, competing against or collaborating with other players, most of whom do not buy virtual items. Accordingly, we primarily focus on bookings, DAUs, MAUs, MUUs, MUPs and ABPU, which together we believe best reflect key audience metrics.

Non-GAAP Financial Measures

We have provided in this letter certain non-GAAP financial measures to supplement our consolidated financial statements prepared in accordance with U.S. GAAP (our “GAAP financial statements”). Management uses non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. Our non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The presentation of our non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, our GAAP financial statements. We believe that both management and investors benefit from referring to our non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe our non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial measures we use in making operating decisions and because our investors and analysts use them to help assess the health of our business.

We have provided reconciliations of our non-GAAP financial measures used in this letter to the most directly comparable GAAP financial measures in the following tables. Because of the following limitations of our non-GAAP financial measures, you should consider the non-GAAP financial measures presented in this letter with our GAAP financial statements.

Key limitations of our non-GAAP financial measures include:

•

Bookings does not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average playing period of payers for durable virtual items or as consumed for consumable virtual items;

•

Adjusted EBITDA does not include the impact of stock-based expense, acquisition-related transaction expenses, contingent consideration fair value adjustments, impairment of intangible assets, legal settlements and related legal expense, and restructuring expense;

•	Adjusted EBITDA does not reflect provisions for or benefits from income taxes and does not include other income (expense) net, which includes foreign exchange gains and losses, and interest income;
•

Adjusted EBITDA excludes depreciation and amortization of tangible and intangible assets. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future; and

•	Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures.

Zynga Inc.

Consolidated Balance Sheets

(In thousands, unaudited)

	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$544,990	$372,870
Short-term investments	36,232	308,506
Accounts receivable, net of allowance of $0 at December 31, 2018 and December 31, 2017	91,630	103,677
Restricted cash	35,006	12,807
Prepaid expenses	26,914	24,253
Other current assets	12,505	8,837
Total current assets	747,277	830,950
Goodwill	934,187	730,464
Other intangible assets, net	118,600	64,258
Property and equipment, net	266,557	266,589
Restricted cash	—	20,000
Prepaid expenses	30,774	23,821
Other non-current assets	49,308	43,251
Total assets	$2,146,703	$1,979,333
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$26,811	$18,938
Income tax payable	4,895	6,677
Deferred revenue	191,299	134,007
Debt	100,000	—
Other current liabilities	156,829	123,089
Total current liabilities	479,834	282,711
Deferred revenue	1,586	568
Deferred tax liabilities, net	16,087	5,902
Other non-current liabilities	52,586	48,912
Total liabilities	550,093	338,093
Stockholders’ equity:
Common stock and additional paid-in capital	3,504,713	3,426,505
Accumulated other comprehensive income (loss)	(118,439)	(93,497)
Accumulated deficit	(1,789,664)	(1,691,768)
Total stockholders’ equity	1,596,610	1,641,240
Total liabilities and stockholders’ equity	$2,146,703	$1,979,333

Zynga Inc.

Consolidated Statements of Operations

(In thousands, except per share data, unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Revenue:
Online game	$176,928	$167,716	$173,114	$670,877	$665,593
Advertising and other	71,760	65,527	60,166	236,331	195,797
Total revenue	248,688	233,243	233,280	907,208	861,390
Costs and expenses:
Cost of revenue	82,842	78,592	64,015	304,658	258,971
Research and development	70,983	71,124	61,229	270,323	256,012
Sales and marketing	67,178	55,613	60,265	226,524	212,030
General and administrative	26,964	23,144	38,711	98,941	108,653
Total costs and expenses	247,967	228,473	224,220	900,446	835,666
Income (loss) from operations	721	4,770	9,060	6,762	25,724
Interest income	1,518	1,421	1,761	6,549	5,309
Other income (expense), net	3,132	4,014	2,319	13,152	6,550
Income (loss) before income taxes	5,371	10,205	13,140	26,463	37,583
Provision for (benefit from) income taxes	4,812	5	211	11,006	10,944
Net income (loss)	$559	$10,200	$12,929	$15,457	$26,639

Net income (loss) per share attributable to common stockholders:
Basic	$0.00	$0.01	$0.01	$0.02	$0.03
Diluted	$0.00	$0.01	$0.01	$0.02	$0.03

Weighted average common shares used to compute net income (loss) per share attributable to common stockholders:
Basic	860,673	860,988	870,137	862,460	869,067
Diluted	882,769	887,228	898,410	889,584	897,165

Stock-based compensation expense included in the above line items
Cost of revenue	$347	$242	$413	$1,584	$1,838
Research and development	11,124	12,039	9,883	42,151	42,176
Sales and marketing	2,213	2,232	1,852	8,495	7,281
General and administrative	4,319	4,241	3,021	16,009	13,220
Total stock-based compensation expense	$18,003	$18,754	$15,169	$68,239	$64,515

Zynga Inc.

Consolidated Statements of Cash Flows

(In thousands, unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017(1)	December 31, 2018	December 31, 2017(1)
Cash flows from operating activities:
Net income (loss)	$559	$10,200	$12,929	$15,457	$26,639
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	12,695	12,454	6,405	42,057	30,294
Stock-based compensation expense	18,003	18,754	15,169	68,239	64,515
(Gain) loss from foreign currency, sales of investments, assets and other, net	(234)	(994)	(34)	263	(238)
(Accretion) and amortization on marketable securities	(687)	(743)	(464)	(2,730)	(636)
Noncash consideration received	—	(1,494)	—	(1,494)	—
Change in deferred income taxes and other	(1,557)	(3,082)	(443)	(3,366)	3,780
Changes in operating assets and liabilities:
Accounts receivable, net	15,323	(6,707)	(14,267)	22,625	(26,417)
Other assets	(3,584)	(7,610)	(8,483)	(18,417)	(8,124)
Accounts payable	17,803	(2,352)	2,346	(810)	(3,666)
Deferred revenue	18,580	15,632	(9,494)	62,338	(7,581)
Income tax payable	3,064	(138)	2,785	(2,116)	4,788
Other liabilities	9,965	7,198	19,931	(13,806)	11,021
Net cash provided by (used in) operating activities	89,930	41,118	26,380	168,240	94,375
Cash flows from investing activities:
Purchases of short-term investments	(66,397)	(83,346)	(93,293)	(333,832)	(348,594)
Maturities of short-term investments	135,500	82,300	40,000	519,800	40,000
Sales of short-term investments	79,169	—	—	89,168	—
Acquisition of property and equipment	(3,964)	(3,826)	(3,093)	(11,469)	(9,971)
Proceeds from sale of property and equipment	—	5	52	33	273
Business acquisitions, net of cash acquired and restricted cash held in escrow	(366)	—	(73,620)	(222,441)	(101,201)
Release of restricted cash escrow from business combinations	—		(1,125)	(22,800)	(3,625)
Other investing activities, net	147	278	(938)	522	(8,163)
Net cash provided by (used in) investing activities	144,089	(4,589)	(132,017)	18,981	(431,281)
Cash flows from financing activities:
Proceeds from issuance of debt, net	99,100	—	—	99,100	—
Taxes paid related to net share settlement of stockholders' equity awards	(6,444)	(5,390)	(7,143)	(25,807)	(21,719)
Repurchases of common stock	(17,760)	(8,392)	(8,089)	(91,570)	(105,013)
Proceeds from issuance of common stock	1,043	4,771	520	9,969	8,769
Acquisition-related contingent consideration payment	—	—	—	—	(5,115)
Net cash provided by (used in) financing activities	75,939	(9,011)	(14,712)	(8,308)	(123,078)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,415)	(1,248)	(163)	(4,594)	3,945

Net change in cash, cash equivalents and restricted cash	308,543	26,270	(120,512)	174,319	(456,039)
Cash, cash equivalents and restricted cash, beginning of period	271,453	245,183	526,189	405,677	861,716
Cash, cash equivalents and restricted cash, end of period	$579,996	$271,453	$405,677	$579,996	$405,677

(1) Prior period 2017 cash flow amounts retrospectively adjusted to reflect the adoption of ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”.

Zynga Inc.

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except per share data, unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Reconciliation of Revenue to Bookings: Total
Revenue	$248,688	$233,243	$233,280	$907,208	$861,390
Change in deferred revenue	18,578	15,632	(9,494)	62,334	(7,581)
Bookings: Total	$267,266	$248,875	$223,786	$969,542	$853,809

Reconciliation of Revenue to Bookings: Mobile
Revenue	$227,709	$212,466	$203,625	$815,521	$739,496
Change in deferred revenue	19,881	17,422	(6,584)	66,983	1,831
Bookings: Mobile	$247,590	$229,888	$197,041	$882,504	$741,327

Reconciliation of Revenue to Bookings: Advertising
Revenue	$71,569	$65,446	$58,991	$234,086	$189,828
Change in deferred revenue	(351)	(23)	860	714	133
Bookings: Advertising	$71,218	$65,423	$59,851	$234,800	$189,961

Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$559	$10,200	$12,929	$15,457	$26,639
Provision for income taxes	4,812	5	211	11,006	10,944
Other income, net	(3,132)	(4,014)	(2,319)	(13,152)	(6,550)
Interest income	(1,518)	(1,421)	(1,761)	(6,549)	(5,309)
Restructuring expense, net	13	124	1,612	1,008	3,184
Depreciation and amortization	12,695	12,454	6,405	42,058	30,294
Acquisition-related transaction expenses	844	426	2,390	2,553	3,020
Contingent consideration fair value adjustment	2,500	1,500	—	5,500	(901)
Loss on legal settlements and related legal expense	2,333	—	11,867	2,333	11,867
Stock-based compensation expense	18,003	18,754	15,169	68,239	64,515
Adjusted EBITDA	$37,109	$38,028	$46,503	$128,453	$137,703

Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense
GAAP operating expense	$165,125	$149,881	$160,205	$595,788	$576,695
Restructuring expense, net	(13)	(124)	(1,612)	(981)	(3,184)
Amortization of intangible assets from acquisition	(437)	(442)	(547)	(1,881)	(3,811)
Acquisition-related transaction expenses	(844)	(426)	(2,390)	(2,553)	(3,020)
Contingent consideration fair value adjustment	(2,500)	(1,500)	—	(5,500)	901
Loss on legal settlements and related legal expense	(2,333)	—	(11,867)	(2,333)	(11,867)
Stock-based compensation expense	(17,656)	(18,512)	(14,756)	(66,655)	(62,677)
Non-GAAP operating expense	$141,342	$128,877	$129,033	$515,885	$493,037

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow(2)
Net cash provided by (used in) operating activities	89,930	41,118	26,380	168,240	94,375
Acquisition of property and equipment	(3,964)	(3,826)	(3,093)	(11,469)	(9,971)
Free cash flow	$85,966	$37,292	$23,287	$156,771	$84,404

(2) Prior period 2017 cash flow amounts retrospectively adjusted to reflect the adoption of ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”.

Zynga Inc.

Reconciliation of GAAP to Non-GAAP

First Quarter 2019 Guidance

(In thousands, except per share data, unaudited)

	First Quarter 2019 Guidance	First Quarter 2018 Actual	Variance
Reconciliation of Revenue to Bookings
Revenue	$240,000	$208,232	$31,768
Change in deferred revenue	85,000	11,240	73,760
Bookings	$325,000	$219,472	$105,528

Reconciliation of Net (Loss) Income to Adjusted EBITDA
Net (loss) income	$(59,000)	$5,609	$(64,609)
(Benefit from) provision for income taxes	(9,000)	3,859	(12,859)
Other income, net	(2,000)	(3,401)	1,401
Interest income	—	(1,810)	1,810
Restructuring expense	—	471	(471)
Depreciation and amortization	21,000	7,731	13,269
Acquisition-related transaction expenses	2,000	—	2,000
Contingent consideration fair value adjustment	10,000	—	10,000
Gain on legal settlements and related legal expense	(10,000)	—	(10,000)
Stock-based compensation expense	18,000	14,113	3,887
Adjusted EBITDA	$(29,000)	$26,572	$(55,572)

GAAP diluted shares	932,000	893,774	38,226
Diluted net (loss) income per share	$(0.06)	$0.01	$(0.07)

Zynga Inc.

Reconciliation of GAAP to Non-GAAP

Fiscal Year 2019 Guidance

(In thousands, except per share data, unaudited)

	Fiscal Year 2019 Guidance	Fiscal Year 2018 Actual	Variance
Reconciliation of Revenue to Bookings
Revenue	$1,150,000	$907,208	$242,792
Change in deferred revenue	200,000	62,334	137,666
Bookings	$1,350,000	$969,542	$380,458